EXHIBIT 10.3

DaVita Inc.
Stock Appreciation Rights Agreement under the
DaVita HealthCare Partners Inc. 2011 Incentive Award Plan
and Long-Term Incentive Program

This Stock Appreciation Rights Agreement (this “Agreement”) is dated as of the Grant Date indicated below by and between DaVita Inc., a Delaware corporation (formerly known as DaVita HealthCare Partners Inc., and referred to herein as the “Company”) and the Grantee pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Plan”).

Primary Terms

Grantee:	«Grantee»

Address:	«Address_1»
«City», «State» «Zip»

Grant Date:	«Grant_Date»

Base Shares:	«SSAR_Award»

Base Price per Share:	$«Base_Price»

Vesting Schedule:	«SSAR_Vesting_1»
«SSAR_Vesting_2»

Expiration Date:	«Expiration_Date»

Plan Name:	2011 Incentive Award Plan

Plan ID#:	2011
This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions
Exhibit B – Events Causing Full Vesting of Awards

Grantee hereby expressly acknowledges and agrees that he or she is an employee at will and may be terminated by the Company or its applicable Affiliate at any time, with or without cause. By signing below, Grantee hereby acknowledges he or she has a copy of the Plan, and accepts and agrees to the terms and provisions of this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the Grant Date.

DaVita Inc.	Grantee

[___________]	«Grantee»
Chief People Officer, [Kidney Care][DaVita Medical Group]
Note: Please mark and initial any correction to the Grantee’s name and/or address shown on this page before returning a signed copy of this agreement to Michelle Burkart, Manager, Compensation (the “Stock Plan Administrator”).

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DaVita Inc.
Stock Appreciation Rights Agreement
Exhibit A – General Terms and Conditions

For valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Stock Appreciation Rights Award

The Company hereby grants to Grantee an award of stock appreciation rights (“Award”) covering «SSAR_Award» shares (“Base Shares”) of Common Stock, pursuant to which the Grantee shall be eligible to receive a number of shares (“Gain Shares”) of Common Stock with an aggregate value equal to the difference between the Fair Market Value of one share of Common Stock on the exercise date and the base price of $«Base_Price» per share (“Base Price”) subject to Grantee’s fulfillment of the vesting and other conditions set forth in this Agreement.

    2. Term of Stock Appreciation Rights Award

(a) This Award shall be effective for the period (“Term”) from the Grant Date shown above through «Expiration_Date» (“Expiration Date”).

(b) In the case of the termination of Grantee's employment with the Company or any of its subsidiaries or affiliates for any reason, whether voluntary or involuntary (“Severance”), the date upon which the Award shall terminate shall be determined based on the following:

(i) If Grantee dies while employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, the Award shall terminate one (1) year from the date of the Severance.

(ii) If Grantee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of his or her Severance, the Award shall terminate one (1) year following the Severance.

(iii) If the Grantee satisfies the requirements for Rule of 65 Vesting (as described in Exhibit B attached hereto) at the time of his or her Severance and such Severance is not for Cause (as defined in Exhibit B attached hereto), the Award shall terminate on the Expiration Date.

(iv) In all other cases, the Award shall terminate three (3) months following the Severance.

(v) Notwithstanding the foregoing, the Award shall terminate no later than the Expiration Date, regardless of whether or not Grantee remains in the employ of the Company.

    (c) If Grantee is transferred between the Company and a subsidiary thereof, or vice versa, or between subsidiaries, Severance shall not be deemed to have occurred.

(d) If the Company determines in its sole direction that there has been a meaningful reduction in Grantee’s duties and responsibilities and the level of Grantee’s regular cash compensation has also been reduced for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of the Award.

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3. Exercisability

(a) The Base Shares subject to this Award shall become exercisable (“vest”) on the dates indicated under the Vesting Schedule such that this Award shall be fully exercisable on the last date listed on the table, provided, however, that such vesting shall cease at the time of Grantee's Severance; provided, further, that the Award shall continue to vest on the dates indicated in the Vesting Schedule if (i) the Grantee satisfies the requirements of Rule of 65 vesting (as set forth on Exhibit B) at the time of his or her Severance and his or her Severance is other than for Cause or (ii) the Grantee’s Severance is due to death or disability (within the meaning of Section 22(e)(3) of the Code) and the Grantee is an “officer” under Section 16 of the Exchange Act at the time of death or such termination.

(b) These installments shall be cumulative, so that this Award may be exercised as to any or all of the Base Shares covered by an installment at any time or times after the installment becomes vested and until this Award terminates.

(c) Notwithstanding the foregoing, in the event of a Change of Control, as such term is defined in Exhibit B attached hereto, the entire Award may vest immediately. The specific provisions regarding circumstances in which full vesting would occur upon a Change in Control are set forth in Exhibit B.

(d) Except as otherwise provided for herein, Grantee's Severance shall not accelerate the number of Base Shares with respect to which an Award may be exercised.

     (e)    If vested Base Shares remain unexercised at the close of business on the day prior to the Expiration Date (or the preceding trading day if the Expiration Date is not a trading day), and if the Award has an in-money value of One Hundred Dollars ($100.00) or more (computed as the number of vested but unexercised Base Shares remaining under the Award multiplied by the excess of the closing price of the Common Stock on that day prior to the Expiration Date over the Award’s Base Price per Share) (the “Minimum Exercise Spread”), this Award will be automatically exercised on the Expiration Date with respect to all shares exercisable and all resulting Gain Shares will be sold by the Company on Grantee’s behalf as soon as administratively practicable on or after the Expiration Date, with the Company withholding sale proceeds sufficient to remit required withholding taxes to tax authorities and distributing the remaining proceeds to Grantee. If the Minimum Exercise Spread is not satisfied, the Company will not automatically exercise any portion of the Award and the unexercised portion of the Award will expire at the close of business on the Expiration Date.

This procedure to automatically exercise an Award on the Expiration Date is provided as a protection against inadvertent expiration of an Award, including during a period when the Award might not otherwise be exercisable. Because any exercise of an Award is the Grantee’s responsibility, the Grantee hereby waives any claims he or she might have against the Company or any of its employees or agents if an automatic exercise of an Award does not occur for any reason and the Award expires. For avoidance of doubt, Grantee may exercise any exercisable portion of the Award prior to the time that an automatic exercise might occur pursuant to this provision, but the Company is not obligated to automatically exercise any portion of this Award at or after Grantee’s termination for Cause, as such term is defined in Exhibit B attached hereto.

4. Method of Exercising

    This Award may be automatically exercised pursuant to Section 3(e), or by Grantee upon delivery of the following documents to the Company at its principal executive offices, or as otherwise required in accordance with a broker-assisted cashless exercise program:

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(a) Written notice, in the form of a completed exercise election form, specifying the number of Base Shares with respect to which the Award is being exercised;

(b) Such agreements or undertakings that are required by the Committee pursuant to the Plan; and

(c) Provision for the payment of any taxes (including withholding taxes), which may be required by the Company.

Upon execution of an automatic exercise and sale pursuant to Section 3(e), the Company will reduce the cash to be issued to Grantee by an amount equal to all taxes (including Federal, state, local and social taxes) required to be withheld by the Company (at their minimum withholding levels).

5. Settlement of Award

Upon exercise of the Award, in whole or in part, the Company shall:

(a) provide for the registration in book-entry form for Grantee’s benefit of the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of Grantee to satisfy tax withholding requirements), or

(b) deliver to Grantee a stock certificate representing the Gain Shares (rounded down to the nearest whole number, and which may be reduced by any Gain Shares required to be withheld or sold on behalf of Grantee to satisfy tax withholding requirements).

6. Clawback Provision

Notwithstanding any other provision in this Agreement to the contrary, Grantee shall be subject to the written policies of the Company’s Board of Directors as well as laws and regulations applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from exercise of this Award, and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during Grantee’s employment by the Company and thereafter. Without limiting the generality of the foregoing, Grantee and this Award shall be subject to the Company’s Incentive Compensation Clawback Policy approved by the Company’s Board of Directors on December 5, 2014 as the same may be amended from time to time, including certain provisions thereof that would allow the Company to recover any value conferred upon Grantee by this Award and/or cancel all or a part of this Award in the event of any “significant misconduct “ (as defined in such policy) by Grantee or a subordinate employee of Grantee, if Grantee is at the level of Senior Vice President or above in the Company’s domestic dialysis business, or in a role that provides support to the Company’s domestic dialysis business. The provisions of this Section 6 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

7. Assignments

(a) Subject to Section 7(b) below, this Award shall be exercisable only by Grantee during Grantee's lifetime. In the event of Grantee’s death while still employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, this Award may be exercised by any of Grantee’s executor, heirs or administrator to whom this Award may have been assigned or transferred.

(b) The rights of Grantee under this Award may not be assigned or transferred except by will or by the laws of descent and distribution.

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8. No Rights as a Stockholder

    Grantee shall have no rights as a stockholder of any Base Shares or Gain Shares unless and until the Gain Shares are issued to Grantee upon the exercise of the Award.

9. Interpretation of Award

(a) This Award is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this Award inconsistent with the Plan shall be superseded and governed by the Plan.

(c) For all purposes under this Award, employment by the Company shall include employment by the Company or any subsidiary thereof.

(d) This Award shall be subject to the terms of any written employment agreement between the Grantee and the Company or any subsidiary thereof to the extent permissible under the Plan.

10. Restrictions on Transfer of Shares

    Grantee acknowledges that any Gain Shares issued upon exercise of this Award may be subject to such transfer restrictions that prohibit any transfer, pledge, sale or disposition of the Gain Shares as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

11. Amendments

    Except as provided in Section 2(d) above, this Award may be amended at any time with the consent of the Company and Grantee.

12. [Non-Competition/]Non-Solicitation/Non-Disclosure

[(a)    Non-Competition. Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the «NonCompete_Term» period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), Grantee shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Grantee performed during his/her employment with or service to the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with the Company or any of its subsidiaries or affiliates, or discussing the Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.
Grantee further agrees that during the Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during Grantee’s employment with or engagement by the Company where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates.

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Grantee acknowledges that during the Restricted Period, Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for the Company (the “Additional Protected Areas of Business”). As a result, Grantee agrees he/she shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.
Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

To the extent that the provisions of this Section 12(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.]1

(b)    Non-Solicitation. Grantee agrees that during the term of his/her employment and/or service to the Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s, or any of its subsidiaries’ or affiliates’, employees to work for any other individual, partnership, limited liability company, corporation, independent practice association, management service organization, or any other entity (collectively, “Person”); (ii) hire any of the Company’s, or any of its subsidiaries’ or affiliates’, employees to work (as an employee or an independent contractor) for any Person; (iii) take any action that may reasonably result in any of the Company’s, or any of its subsidiaries’ or affiliates’, employees going to work (as an employee or an independent contractor) for any Person; (iv) induce any patient or customer of the Company, or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of the Company, or any of its subsidiaries or affiliates, to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of the Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company, or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with the Company, or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with the Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company, or any of its subsidiaries or affiliates.

(c)    Non-Disclosure. In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates; (ii) Information which is generally known to the industry or the public other than as a result of Grantee’s breach of this covenant; or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position. Grantee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or

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indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

(d)    Nothing in this Agreement (including with respect to Confidential Information, Trade Secrets, and other obligations) is intended to be or will be construed to prevent, impede, or interfere with Grantee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Grantee’s employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Grantee is not required to contact the Company regarding the subject matter of any such communications before Grantee engages in such communications. In addition, nothing in this Agreement is intended to restrict  Grantee’s legally protected right to discuss wages, hours or other working conditions with co-workers or in any way limit Grantee’s rights under the National Labor Relations Act or any whistleblower act.

(e)    If, at any time within (a) the Term, or (b) one (1) year after Severance, whichever is the latest, Grantee (i) breaches the [non-competition provision of Section 12(a); (ii) breaches the]1 non-solicitation provision of Section 12(b), (ii) breaches the non-disclosure provision of Section 12(c); (iii) is convicted of a felony; (iv) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates; or (v) is excluded from participating in any federal health care program, then (1) this Award shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any gain realized by Grantee from exercising all or a portion of this Award. In the event of any conflict between the language of this Section 12(e), on the one hand, and the language of Section 6 of this Award or of the Company’s Incentive Compensation Clawback Policy as the same may be amended from time to time, on the other hand, the language of Section 6 of this Award and of the Company’s Incentive Compensation Clawback Policy shall be controlling. The provisions of this Section 12(e) are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

13. Compliance

It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).
Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company facility center in violation of the Policies.  Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company facility center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.
If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to

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and including termination. The provisions of this Section 13 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies, or any laws or regulations.

If at any time Grantee has questions or concerns about the provisions in this Section 13, or suspects any improper conduct related to this initiative, Grantee should immediately contact his or her supervisor or Team Quest.  Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 888-458-5848.

14. Compliance with Law

No shares of Common Stock shall be issued and delivered for a Gain Share unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.
If any provision of this Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Agreement shall remain in full force and effect.
15. Electronic Delivery and Execution

This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator no later than «Agmt_Deadline».

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

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DaVita Inc.
Stock Appreciation Rights Agreement
Exhibit B – Events Causing Full Vesting Awards

For purposes of this Exhibit, the following terms shall have the respective meanings set forth below:

•	Change of Control: Change of Control shall mean:
(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority-owned subsidiary of another corporation);
(ii) any merger or consolidation or reorganization in which the Company does not survive;
(iii) any merger or consolidation in which the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation; or
(iv) any transaction in which more than 40% of the Company's assets are sold;
provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or the Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the "Acquiror") immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror's board of directors immediately after such transaction consists of persons who were directors of the Company immediately prior to such transaction.

•
Cause: Cause shall mean: (1) a material breach by Grantee of his or her duties and responsibilities which do not differ in any material respect from the duties and responsibilities of Grantee during the ninety (90) days immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Grantee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) the conviction of Grantee of, or a plea of nolo contendere by Grantee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

Change of Control Vesting
In the event of a “Change of Control” (defined herein), this Award shall automatically vest in its entirety upon the earlier of the following two events: (i) immediately prior to the effective date of a Change of Control if the “Acquiror” (defined herein) fails to assume, convert or replace this Award, or (ii) as of the

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date of termination of Grantee’s employment if such termination occurs within twenty-four (24) months following a Change of Control by the Company (or the Acquiror) (a) other than for “Cause” (defined below) or (b) if applicable, by Grantee in accordance with the termination for “Good Reason” provisions of Grantee’s employment agreement, if any; provided, however, that if the Award constitutes nonqualified deferred compensation within the meaning of Section 409A, then in the case of clause (i), if the Award is not effectively assumed, converted or replaced and the Change of Control was not a “change in control event” within the meaning of Section 409A of the Code or to the extent distribution would not be permissible under Section 409A of the Code without adverse tax consequences, then the vested Award shall be settled upon its normal Vesting Dates or, if earlier and to the extent permitted by Section 409A of the Code, Grantee’s termination of employment, provided that the Grantee has not satisfied the age and service requirements for Rule of 65 Vesting as of the date of such termination, and in the case of clause (ii), if the Change of Control was not a “change in control event” within the meaning of Section 409A of the Code and the Grantee satisfies the age and service requirements for Rule of 65 Vesting, then the vested Award shall be settled, to the extent required by Section 409A of the Code, upon the Vesting Dates on which the vested Award is scheduled to be settled under the Rule of 65. In the event of such accelerated vesting due to a Change of Control, the number of Shares issuable for the Condition Target PSUs assigned to the performance conditions described in Section A. shall be determined as specified in the Relative Total Shareholder Return performance condition described in Section B. below.

Rule of 65 Vesting
In the event that (i) the Grantee has remained continuously employed with the Company for at least one year from the Grant Date, (ii) the Grantee has satisfied the Rule of 65 (as defined below) at the time of his or her termination of employment and such termination of employment is not for Cause, and (iii) the Grantee is an “officer” under Section 16 of the Exchange Act at the time of such termination of employment, then the Award shall become exercisable on its normal vesting dates set forth on the cover page of the Agreement; provided, however, that if following the Grantee’s termination of employment under this paragraph, there is a Change of Control and the Award is not effectively assumed, converted or replaced, then the vested Award shall automatically vest upon such Change of Control. If the Grantee satisfies the requirements of the preceding sentence but the Severance occurs prior to the first anniversary of the Grant Date, then the Award shall continue to vest and become exercisable in accordance with its scheduled vesting dates, but on a prorated basis, with the number of Base Shares eligible for vesting prorated based on the number of full months from the Grant Date to the Grantee’s Severance divided by 12.

“Rule of 65” means that the sum of the Grantee’s age and years of service equals or exceeds 65, with a minimum age of 55 and a minimum of five years of continuous service.

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